EXHIBIT 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

N     E     W     S          R     E     L     E     A     S     E

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Kenneth Boerger	Suzy Lynde
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6772

FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 16, 2004

LIBBEY INC. ANNOUNCES AGREEMENT TO SELL LAND AT
CALIFORNIA FACILITY

TOLEDO, OHIO, DECEMBER 16, 2004—Libbey Inc. (NYSE: LBY) announced that it has signed an agreement to sell its City of Industry, California, property consisting of approximately 27 acres of land for $17 million. As previously announced on August 16, 2004, the Company plans to close its City of Industry manufacturing facility, which will occur in February of 2005. The Company anticipates that the closing of the land sale will occur by the end of 2004, but that it will lease the property back from the buyer for a period of up to one year at a base rent equal to $1 per year. Pursuant to the agreement, Libbey will be responsible for demolishing the buildings on the property, as well as for related site work, the cost of which is expected to be approximately $4 million to $6 million in 2005.

Libbey Inc.:
•	is a leading producer of glass tableware in North America;

•	is a leading producer of tabletop products for the foodservice industry;

•	exports to more than 75 countries; and,

•	provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive

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line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2003, Libbey Inc.’s net sales totaled $513.6 million.